Exhibit 99.1

Cellectar Reports Financial Results for the Second Quarter 2021

and Provides a Corporate Update

FLORHAM PARK, N.J., August 9, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced financial results for the second quarter ended June 30, 2021 and provided a corporate update.

Second Quarter and Recent Corporate Highlights

•	Announced the expansion of the ongoing collaboration with biotechnology company IntoCell Inc., combining their novel linker chemistry with Cellectar’s validated targeting platform to create novel next generation phospholipid drug conjugate (PDC) therapeutics.

•	Announced a co-development and commercialization collaboration with LegoChemBio, a clinical stage biotechnology company to utilize their proprietary drug conjugate linker-toxin platform to further enhance the company’s portfolio of next generation PDC therapeutics.

•	Presented a poster entitled “Treatment Free Remission (TFR) and Overall Response Rate (ORR) Results in Patients with Relapsed/Refractory Waldenstrom’s Macroglobulinemia (WM) Treated with CLR 131” at the American Society of Clinical Oncology (ASCO) Annual meeting.
o	The poster provided an update of six patients from the company’s Phase 2a study of CLR 131 in Waldenstrom’s macroglobulinemia demonstrating encouraging data.
▪	A 100% (6/6) overall response rate, 83.3% (5/6) major response rate and a 16.7% (1/6) complete response rate.
▪	A median time to initial response of 22 days after first infusion with a median time to major response, as defined as at least a 50% reduction in IgM, of 44 days after first infusion.
▪	A mean treatment free remission, as defined as the time from the last CLR 131 infusion to progression of disease, of 1.1 years and ongoing.
▪	Median duration of response had not been reached, with 100% of the MYD88 wild type and high-risk patients exceeding 8.5 months.
▪	Progression free survival (PFS) for both MYD88 wild type patients as well as the high-risk subgroup had not been reached after 18 months; PFS for the multi-drug refractory patients subgroup was 11 months.

•	Hosted Key Thought Leader event with Dr. Sikander Ailawadhi, M.D., of the Mayo Clinic, the lead investigator for the company’s pivotal study of CLR 131 in patients with Waldenstrom’s macroglobulinemia.

•	Added extensive hematology and oncology expertise to the company’s board of directors with the addition of Dr. Asher Alban Chanan-Khan as an independent director.

“During the second quarter, we remained focused on advancing both our preclinical and clinical objectives. The high level of interest and participation in our WM pivotal study by international thought leadership and academic centers from around the globe is extremely exciting,” said James Caruso, president and CEO of Cellectar. “We presented compelling CLR 131 data at ASCO and announced two new collaborations with biotechnology companies specializing in proprietary drug conjugate linker chemistry to diversify our PDC pipeline. With over $46 million in cash and cash equivalents as of June 30, 2021, we are well capitalized with the cash runway to execute on our anticipated value enhancing milestones into 2023.”

Second Quarter Financial Highlights

•	Cash and Cash Equivalents: As of June 30, 2021, the company had cash and cash equivalents of $46.8 million compared to $57.2 million at December 31, 2020. Cash used in operating activities was approximately $11.6 million during the six months ended June 30, 2021 as compared to $6.6 million during the six months ended June 30, 2020.

•	Research and Development Expense: R&D expense for the three months ended June 30, 2021 was $4.6 million, compared to $2.5 million for the three months ended June 30, 2020. The cumulative R&D spending for the first six months of 2021 was $9.3 million as compared to $5.1 million for the first six months of 2020. The increase in R&D expense year-to-date in 2021 was primarily a result of an increase related to start-up costs for our WM pivotal study and other clinical project costs and general research and development costs offset by lower manufacturing and related costs.

•	General and Administrative Expense: G&A expense for the three months ended June 30, 2021 was $1.4 million compared to $1.2 million for the three months ended June 30, 2020. The cumulative G&A spending for the first six months of 2021 were of $3.1 million as compared to $2.5 million for the first six months of 2020. The increase in G&A expense year-to-date in 2021 was primarily a result of an increase in professional fees, insurance and personnel costs.

Net Loss: The net loss attributable to common stockholders for the three months ended June 30, 2021 was ($6.0) million, or ($0.11) per share, compared to ($3.6) million, or ($0.26) per share, in 2020. Net loss attributable to common stockholders for the six months ended June 30, 2021 was ($12.4) million, or ($0.25) per share, compared to ($7.6) million, or ($0.65) per share, in 2020.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes CLR 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), and proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets. The company is currently enrolling in a global, pivotal Phase 2 Part B (CLOVER-WaM) expansion study in Waldenstrom’s macroglobulinemia (WM) patients who have received at least two prior lines of therapy, including Bruton tyrosine kinase inhibitor failed or suboptimal response patients. The WM study will enroll up to 50 patients to evaluate the efficacy and safety of CLR 131 for marketing approval.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,
	2021	December 31,
	(Unaudited)	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,777,855	$57,165,377
Prepaid expenses and other current assets	347,028	774,432
Total current assets	47,124,883	57,939,809
Fixed assets, net	286,768	355,982
Right-of-use asset, net	244,993	282,365
Long-term assets	75,000	75,000
Other assets	6,214	6,214
TOTAL ASSETS	$47,737,858	$58,659,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$3,391,017	$3,443,197
Lease liability	127,476	119,904
Total current liabilities	3,518,493	3,563,101
Long-term lease liability	236,058	301,740
TOTAL LIABILITIES	3,754,551	3,864,841
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series C preferred stock: 0 and 215 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	1,148,204
Series D preferred stock: 695 and 1,519 issued and outstanding as of June 30, 2021 and December 31, 2020 respectively	8,637,645	18,887,645
Common stock, $0.00001 par value; 160,000,000 and 80,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 55,267,931 and 45,442,729 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	553	454
Additional paid-in capital	174,505,736	161,533,653
Accumulated deficit	(139,160,627)	(126,775,427)
Total stockholders’ equity	43,983,307	54,794,529
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,737,858	$58,659,370

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
COSTS AND EXPENSES:
Research and development	$4,627,636	$2,465,392	$9,260,830	$5,081,729
General and administrative	1,401,053	1,156,842	3,127,391	2,499,160
Total costs and expenses	6,028,689	3,622,234	12,388,221	7,580,889

LOSS FROM OPERATIONS	(6,028,689)	(3,622,234)	(12,388,221)	(7,580,889)

OTHER INCOME:
Interest income, net	659	10,309	3,021	11,356
Total other income	659	10,309	3,021	11,356
NET LOSS	$(6,028,030)	$(3,611,925)	$(12,385,200)	$(7,569,533)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.11)	$(0.26)	$(0.25)	$(0.65)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	52,763,809	13,793,548	50,464,274	11,591,605